Exhibit 99.1

NECB Earnings Press Release for 9/30/2023:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

White Plains, New York, October 27, 2023 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $11.8 million and $34.2 million, or $0.80 and $2.42 per basic and $0.80 and $2.41 per diluted common share, for the three months and nine months ended September 30, 2023, respectively, compared to net income of $7.5 million and $16.6 million, or $0.49 and $1.07 per basic and diluted common share for the three months and nine months ended September 30, 2022, respectively.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings due to the strong performance of our loan portfolio. Despite the continued increases in interest rates during 2023, loan demand remained strong with originations and outstanding commitments remaining robust. As has been in the past, construction lending for affordable housing units in high demand-high absorption areas continues to be our focus.”

Highlights for the three and nine months ended September 30, 2023 are as follows:

•	Net income increased by $4.3 million and $17.6 million, or 57.0% and 106.1%, for the three months and nine months ended September 30, 2023 compared to the same periods in the prior year.

•	Net interest income increased by $7.7 million and $29.1 million, or 43.9% and 67.7%, for the three months and nine months ended September 30, 2023 compared to the same periods in 2022.

•	Our commitments, loans-in-process, and standby letters of credit outstanding totaled $716.8 million at September 30, 2023 compared to $948.7 million at December 31, 2022.

Balance Sheet Summary

Total assets increased by $295.0 million, or 20.7%, to $1.7 billion at September 30, 2023, from $1.4 billion at December 31, 2022. The increase in assets was primarily due to an increase in net loans of $291.2 million and an increase in cash and cash equivalents of $11.4 million, partially offset by a decrease in securities held-to-maturity of $10.9 million.

Cash and cash equivalents increased by $11.4 million, or 12.0%, to $106.7 million at September 30, 2023 from $95.3 million at December 31, 2022. The increase in cash and cash equivalents was a result of a decrease in securities held-to-maturity of $10.9 million, increases in deposits of $243.7 million and increases in borrowings of $43.0 million used to fund an increase of $291.2 million in net loans, partially offset by stock repurchases of $21.8 million.

Equity securities decreased by $327,000, or 1.8%, to $17.7 million at September 30, 2023 from $18.0 million at December 31, 2022. The decrease in equity securities was attributable to market depreciation of $327,000 due to market interest rate volatility during the nine months ended September 30, 2023.

Securities held-to-maturity decreased by $10.9 million, or 41.2%, to $15.5 million at September 30, 2023 from $26.4 million at December 31, 2022 due to the maturity of $10.0 million in U.S. Treasury holdings, the establishment of $131,000 in an allowance for credit losses for held-to-maturity securities, and to maturities and pay-downs of various investment securities.

The allowance for credit losses for held-to-maturity securities totaling $131,000 was established pursuant to the adoption of the current expected credit losses model (“CECL”) on held-to-maturity investment securities loss exposures. In this regard, we recognized a one-time credit of $132,000 due to the adoption of CECL at January 1, 2023, partially offset by a credit loss expense reduction totaling $1,000 during the nine months ended September 30, 2023.

Loans, net of the allowance for credit losses, increased by $291.2 million, or 24.0%, to $1.5 billion at September 30, 2023 from $1.2 billion at December 31, 2022. The increase in loans, net of the allowance for credit losses, was primarily due to loan originations of $653.0 million during the nine months ended September 30, 2023, consisting primarily of $575.8 million in construction loans with respect to which approximately 40.5% of the funds were disbursed at loan closings, with the remaining funds to be disbursed over the terms of the construction loans. In addition, we originated $45.5 million in multi-family loans, $23.5 million in commercial and industrial loans, and $8.2 million in mixed-use loans.

Loan originations resulted in a net increase of $238.3 million in construction loans, $52.3 million in multi-family loans, $6.6 million in mixed-use loans, and $696,000 in consumer loans. The increase in our loan portfolio was partially offset by decreases of $5.0 million in non-residential loans, $2.1 million in commercial and industrial loans, and $165,000 in residential loans, coupled with normal pay-downs and principal reductions.

The allowance for credit losses related to loans decreased to $4.8 million as of September 30, 2023 from $5.5 million as of December 31, 2022. The decrease in the allowance for credit losses related to loans was due to a one-time decrease of $1.6 million due to the adoption of CECL at January 1, 2023 and charge-offs of $285,000, partially offset by provision for credit losses totaling $1.2 million.

Premises and equipment decreased by $540,000, or 2.1%, to $25.5 million at September 30, 2023 from $26.1 million at December 31, 2022 primarily due to depreciation of fixed assets.

Investments in Federal Home Loan Bank stock decreased by $309,000, or 25.0%, to $929,000 at September 30, 2023 from $1.2 million at December 31, 2022 due primarily to a reduction in mandatory Federal Home Loan Bank stock in connection with the maturity of $7.0 million in advances during the nine months ended September 30, 2023.

Bank owned life insurance (“BOLI”) decreased by $970,000, or 3.7%, to $24.9 million at September 30, 2023 from $25.9 million at December 31, 2022 due to two death claims totaling $1.8 million on BOLI policies, partially offset by increases in the BOLI cash value.

Accrued interest receivable increased by $2.7 million, or 31.7%, to $11.3 million at September 30, 2023 from $8.6 million at December 31, 2022 due to an increase in the loan portfolio and interest rate increases in 2023 that resulted in an increase in the interest rates on loans in our construction loan portfolio.

Foreclosed real estate was $1.5 million at September 30, 2023 and December 31, 2022.

Right of use assets — operating decreased by $377,000, or 16.3%, to $1.9 million at September 30, 2023 from $2.3 million at December 31, 2022, primarily due to amortization.

Other assets increased by $3.1 million, or 57.7%, to $8.4 million at September 30, 2023 from $5.3 million at December 31, 2022 due to an increase in tax assets of $3.0 million and an increase in suspense accounts of $115,000.

Total deposits increased by $243.7 million, or 21.7%, to $1.4 billion at September 30, 2023 from $1.1 billion at December 31, 2022. The increase was primarily due to a shift in deposits whereby certificates of deposit increased by $364.3 million, or 73.7%, partially offset by decreases in non-interest bearing demand deposits of $67.1 million, or 17.8%, savings account balances of $46.3 million, or 16.9%, and NOW/money market accounts of $7.2 million, or 8.2%.

Federal Home Loan Bank advances decreased by $7.0 million, or 33.3%, to $14.0 million at September 30, 2023 from $21.0 million at December 31, 2022 due to maturity of borrowings. Federal Reserve Bank borrowings increased to $50.0 million at September 30, 2023 from none at December 31, 2022.

Advance payments by borrowers for taxes and insurance increased by $141,000, or 6.0%, to $2.5 million at September 30, 2023 from $2.4 million at December 31, 2022 due primarily to accumulation of real estate tax payments remitted by borrowers.

Lease liability – operating decreased by $372,000, or 15.7%, to $2.0 million at September 30, 2023 from $2.4 million at December 31, 2022, primarily due to repayments.

Accounts payable and accrued expenses decreased by $1.9 million, or 13.0%, to $12.8 million at September 30, 2023 from $14.8 million at December 31, 2022 due primarily to a decrease in suspense accounts for loan closings of $2.5 million and a decrease in accrued bonus expense of $1.6 million for employees, partially offset by an increase in the allowance for credit losses for off-balance sheet commitments totaling $1.2 million and an increase of $538,000 in accounts payable.

The allowance for credit losses for off-balance sheet commitments was $1.2 million at September 30, 2023 due to a one-time credit of $1.6 million resulting from the adoption of CECL at January 1, 2023, partially offset by a credit loss expense reduction totaling $395,000 during the nine months ended September 30, 2023.

Stockholders’ equity increased by $10.4 million, or 4.0% to $272.4 million at September 30, 2023, from $262.0 million at December 31, 2022. The increase in stockholders’ equity was due to net income of $34.2 million for the nine months ended September 30, 2023, $1.3 million in the amortization of restricted stock and stock options granted in connection with the 2022 Equity Incentive Plan, a reduction of 652,000 in unearned employee stock ownership plan shares coupled with an increase of $308,000 in earned employee stock ownership plan shares, and $22,000 in other comprehensive income, partially offset by stock repurchases totaling $21.8 million, dividends paid and declared of $2.5 million, and a one-time adjustment to retained earnings of $99,000 due to the adoption of CECL.

Net Interest Income

Net interest income totaled $25.1 million for the three months ended September 30, 2023, as compared to $17.5 million for the three months ended September 30, 2022. The increase in net interest income of $7.7 million, or 43.9%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in the average balances of loans and interest-bearing deposits, partially offset by decreases in the average balances of investment securities and FHLB stock. The increase in interest income is also attributable to a rising interest rate environment due to the Federal Reserve’s interest rate increases in the past year.

The increase in market interest rates in the past year also caused an increase in our interest expense. As a result, the increase in interest expense for the three months ended September 30, 2023 was due to an increase in the cost of funds on our deposits, partially offset by a decrease in the average balance of borrowed money. The increase in interest expense was also due to an increase in the balances on our certificates of deposits, offset by decreases in the balances on our savings and club deposits, our interest-bearing demand deposits, and our borrowed money.

Total interest and dividend income increased by $15.8 million, or 81.3%, to $35.1 million for the three months ended September 30, 2023 from $19.4 million for the three months ended September 30, 2022. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $381.3 million, or 32.1%, to $1.6 billion for the three months ended September 30, 2023 from $1.2 billion for the three months ended September 30, 2022 and an increase in the yield on interest earning assets by 243 basis points from 6.52% for the three months ended September 30, 2022 to 8.95% for the three months ended September 30, 2023.

Interest expense increased by $8.1 million, or 420.2%, to $10.0 million for the three months ended September 30, 2023 from $1.9 million for the three months ended September 30, 2022. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 263 basis points from 1.23% for the three months ended September 30, 2022 to 3.86% for the three months ended September 30, 2023 and an increase in average interest bearing liabilities of  $413.2 million, or 66.2%, to $1.0 billion for the three months ended September 30, 2023 from $624.0 million for the three months ended September 30, 2022.

Net interest margin increased by 52 basis points, or 8.8%, during the three months ended September 30, 2023 to 6.40% compared to 5.88% during the three months ended September 30, 2022.

Net interest income totaled $72.0 million for the nine months ended September 30, 2023 as compared to $42.9 million for the nine months ended September 30, 2022. The increase in net interest income of $29.1 million, or 67.7%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in the average balances of loans, partially offset by decreases in the average balances of interest-bearing deposits, investment securities, and FHLB stock. The increase in interest income is also attributable to a rising interest rate environment as a result of the Federal Reserve’s interest rate increases during 2023.

The increase in market interest rates in 2023 also caused an increase in our interest expense. As a result, the increase in interest expense for the nine months ended September 30, 2023 was due to an increase in the cost of funds on our deposits, partially offset by a decrease in the cost of our borrowed money. The increase in interest expense was also due to an increase in the balances on our certificates of deposits and an increase in the balances of our savings and club deposits, offset by a decrease in the balances on our interest-bearing demand deposits, and a decrease in the balances of our borrowed money.

Total interest and dividend income increased by $47.9 million, or 100.8%, to $95.4 million for the nine months ended September 30, 2023 from $47.5 million for the nine months ended September 30, 2022. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $287.9 million, or 24.4%, to $1.5 billion for the nine months ended September 30, 2023 from $1.2 billion for the nine months ended September 30, 2022 and an increase in the yield on interest earning assets by 329 basis points from 5.37% for the nine months ended September 30, 2022 to 8.66% for the nine months ended September 30, 2023.

Interest expense increased by $18.8 million, or 411.8%, to $23.4 million for the nine months ended September 30, 2023 from $4.6 million for the nine months ended September 30, 2022. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 237 basis points from 0.98% for the nine months ended September 30, 2022 to 3.35% for the nine months ended September 30, 2023, and an increase in average interest bearing liabilities of $307.2 million, or 49.2%, to $931.5 million for the nine months ended September 30, 2023 from $624.3 million for the nine months ended September 30, 2022.

Net interest margin increased by 169 basis points, or 34.8%, during the nine months ended September 30, 2023 to 6.54% compared to 4.85% during the nine months ended September 30, 2022.

Credit Loss Expense

The Company recorded credit loss expenses totaling $156,000 for the three months ended September 30, 2023 compared to no credit loss expense for the three months ended September 30, 2022. The credit loss expense of $156,000 for the three months ended September 30, 2023 was comprised of credit loss expense for loans of $438,000, partially offset by credit loss expense reduction for off-balance sheet commitments of $278,000 and credit loss expense reduction for held-to-maturity investment securities of $4,000.

We charged-off $71,000 during the three months ended September 30, 2023 as compared to charge-offs of $6,000 during the three months ended September 30, 2022. The charge-offs of $71,000 and $6,000 during the three months ended September 30, 2023 and 2022, respectively, were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the three months ended September 30, 2023 and 2022.

The Company recorded credit loss expenses totaling $767,000 for the nine months ended September 30, 2023 compared to no credit loss expense for the nine months ended September 30, 2022. The credit loss expense of $767,000 for the nine months ended September 30, 2023 was comprised of credit loss expense for loans of $1.2 million, partially offset by a credit loss expense reduction for off-balance sheet commitments of $395,000 and credit loss expense reduction for held-to-maturity investment securities of $1,000.

We charged-off $285,000 during the nine months ended September 30, 2023 as compared to charge-offs of $22,000 during the nine months ended September 30, 2022. The charge-offs of $285,000 during the nine months ended September 30, 2023 were comprised of a charge-off of $159,000 related to three performing construction loans on the same project whereby we sold the loans to a third-party at a loss of $159,000, as well as charge-offs of $126,000 against various unpaid overdrafts in our demand deposit accounts. The charge-offs of $22,000 during the nine months ended September 30, 2022 were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the nine months ended September 30, 2023 compared to recoveries of $242,000 during the nine months ended September 30, 2022, which was comprised of $146,000 from a previously charged-off loan secured by a multi-family property, $53,000 from a previously charged-off loan secured by a non-residential property, and $43,000 regarding a previously charged-off loan secured by a mixed-use property.

Non-Interest Income

Non-interest income for the three months ended September 30, 2023 was $221,000 compared to non-interest income of $309,000 for the three months ended September 30, 2022. The decrease of $88,000, or 28.5%, in total non-interest income was primarily due to a decrease of $180,000 in other loan fees and service charges, a decrease of $52,000 in gain on sale of fixed assets, and a decrease of $6,000 in other non-interest income, partially offset by an increase of $7,000 in investment advisory fees and a decrease of $143,000 in unrealized loss on equity securities.

The decrease in other loan fees and service charges was due to a decrease of $202,000 in other loan fees and loan servicing fees and a decrease of $3,000 in deposit account fees, partially offset by an increase of $25,000 in ATM/debit card/ACH fees.

The decrease in unrealized loss on equity was due to an unrealized loss of $430,000 on equity securities during the three months ended September 30, 2023 compared to an unrealized loss of $573,000 on equity securities during the three months ended September 30, 2022. The unrealized loss of $430,000 on equity securities during the three months ended September 30, 2023 was due to market interest rate volatility during the quarter ended September 30, 2023.

Non-interest income for the nine months ended September 30, 2023 was $2.4 million compared to non-interest income of $904,000 for the nine months ended September 30, 2022. The increase of $1.5 million, or 160.6%, in total non-interest income was primarily due to a decrease of $1.3 million in unrealized loss on equity securities and an increase of $407,000 in BOLI income. These were partially offset by a decrease of $145,000 in other loan fees and service charges, a decrease of $98,000 in gain on sale of fixed assets, and a decrease of $21,000 in investment advisory fees.

The decrease in unrealized loss on equity was due to an unrealized loss of $327,000 on equity securities during the nine months ended September 30, 2023 compared to an unrealized loss of $1.6 million on equity securities during the nine months ended September 30, 2022. The unrealized loss of $327,000 on equity securities during the 2023 period was due to market interest rate volatility during the nine months ended September 30, 2023. The increase in BOLI income was primarily due to two death claims totaling $1.8 million on BOLI policies that resulted in additional BOLI income of $404,000 during the nine months ended September 30, 2023.

Non-Interest Expense

Non-interest expense increased by $1.1 million, or 14.0%, to $8.9 million for the three months ended September 30, 2023 from $7.8 million for the three months ended September 30, 2022. The increase resulted primarily from increases of $721,000 in salaries and employee benefits, $409,000 in other operating expense, $96,000 in outside data processing expense, $55,000 in advertising expense, and $18,000 in occupancy expense, partially offset by decreases of $188,000 in real estate owned expense and $19,000 in equipment expense.

Non-interest expense increased by $3.9 million, or 17.8%, to $26.0 million for the nine months ended September 30, 2023 from $22.1 million for the nine months ended September 30, 2022. The increase resulted primarily from increases of $2.7 million in salaries and employee benefits, $844,000 in other operating expense, $250,000 in outside data processing expense, $237,000 in advertising expense, $127,000 in occupancy expense, and $19,000 in equipment expense, partially offset by a decrease of $200,000 in real estate owned expense.

Income Taxes

We recorded income tax expense of $4.4 million and $2.4 million for the three months ended September 30, 2023 and 2022, respectively. For the three months ended September 30, 2023, we had approximately $187,000 in tax exempt income, compared to approximately $185,000 in tax exempt income for the three months ended September 30, 2022. Our effective income tax rates were 27.3% and 24.2% for the three months ended September 30, 2023 and 2022, respectively.

We recorded income tax expense of $13.4 million and $5.2 million for the nine months ended September 30, 2023 and 2022, respectively. For the nine months ended September 30, 2023 and 2022, we had approximately $956,000 and $553,000, respectively, in tax exempt income. Our effective income tax rates were 28.2% and 23.9% for the nine months ended September 30, 2023 and 2022, respectively.

Asset Quality

Non-performing assets totaled $5.8 million at September 30, 2023 compared to $1.5 million at December 31, 2022. At September 30, 2023, we had two non-performing construction loans totaling $4.4 million secured by the same project located in the Bronx, New York. We had no non-performing loans at December 31, 2022. The other non-performing assets consisted of one foreclosed property at September 30, 2023 and December 31, 2022. Our ratio of non-performing assets to total assets remained low at 0.34% at September 30, 2023 and at 0.10% at December 31, 2022.

The Company’s allowance for credit losses related to loans totaled $4.8 million, or 0.32% of total loans as of September 30, 2023, compared to $5.5 million, or 0.45% of total loans as of December 31, 2022. Based on a review of the loans that were in the loan portfolio at September 30, 2023, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $1.2 million and the allowance for credit losses related to held-to-maturity debt securities totaled $131,000 at September 30, 2023.

Capital

The Company’s total stockholders’ equity to assets ratio was 16.68% as of September 30, 2023. At September 30, 2023, the Company had the ability to borrow $739.4 million from the Federal Reserve Bank of New York, $31.3 million from the Federal Home Loan Bank of New York and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of September 30, 2023, the Bank had a tier 1 leverage capital ratio of 14.70% and a total risk-based capital ratio of 13.50%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the stock repurchase program totaled $23.0 million, including commission cost and Federal excise taxes. Of the total shares repurchased under this program, 957,275 of such shares were repurchased during 2023 at a total cost of $13.7 million, including commission cost and Federal excise tax.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company will repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. The Company has repurchased 610,565 shares of the common stock at a cost of $9.7 million, including commission cost and Federal excise tax, at September 30, 2023.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation and its impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek

Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30,	December 31,
	2023	2022

	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$15,727	$13,210
Interest-bearing deposits	90,996	82,098
Total cash and cash equivalents	106,723	95,308
Certificates of deposit	100	100
Equity securities	17,714	18,041
Securities available-for-sale, at fair value	-	1
Securities held-to-maturity ( net of allowance for credit losses of $131 )	15,524	26,395
Loans receivable	1,507,938	1,217,321
Deferred loan costs, net	232	372
Allowance for credit losses	(4,767)	(5,474)
Net loans	1,503,403	1,212,219
Premises and equipment, net	25,523	26,063
Investments in restricted stock, at cost	929	1,238
Bank owned life insurance	24,926	25,896
Accrued interest receivable	11,323	8,597
Goodwill	200	200
Real estate owned	1,456	1,456
Property held for investment	1,417	1,444
Right of Use Assets – Operating	1,935	2,312
Right of Use Assets – Financing	352	355
Other assets	8,420	5,338
Total assets	$1,719,945	$1,424,963
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$309,190	$376,302
Interest bearing	1,056,444	745,653
Total deposits	1,365,634	1,121,955
Advance payments by borrowers for taxes and insurance	2,510	2,369
Borrowings	64,000	21,000
Lease Liability – Operating	1,991	2,363
Lease Liability – Financing	561	533
Accounts payable and accrued expenses	12,836	14,754
Total liabilities	1,447,532	1,162,974

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 14,481,614 shares and 16,049,454 shares outstanding, respectively	145	161
Additional paid-in capital	114,669	136,434
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(6,780)	(7,432)
Retained earnings	164,201	132,670
Accumulated other comprehensive gain	178	156
Total stockholders’ equity	272,413	261,989
Total liabilities and stockholders’ equity	$1,719,945	$1,424,963

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$33,757	$18,771	$91,826	$46,244
Interest-earning deposits	1,181	414	2,886	718
Securities	199	199	650	534
Total Interest Income	35,137	19,384	95,362	47,496
INTEREST EXPENSE:
Deposits	9,889	1,786	23,050	4,123
Borrowings	109	129	299	417
Financing lease	10	9	28	28
Total Interest Expense	10,008	1,924	23,377	4,568
Net Interest Income	25,129	17,460	71,985	42,928
Credit loss expenses	156	—	767	—
Net Interest Income after Credit Loss Expense	24,973	17,460	71,218	42,928
NON-INTEREST INCOME:
Other loan fees and service charges	364	544	1,417	1,562
Gain on disposition of equipment	-	52	-	98
Earnings on bank owned life insurance	153	153	857	450
Investment advisory fees	114	107	343	364
Realized and unrealized gain (loss) on equity securities	(430)	(573)	(327)	(1,636)
Other	20	26	67	66
Total Non-Interest Income	221	309	2,357	904
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,700	3,979	14,079	11,420
Occupancy expense	616	598	1,890	1,763
Equipment	240	259	844	825
Outside data processing	569	473	1,638	1,388
Advertising	133	78	420	183
Real estate owned expense	11	199	52	252
Other	2,646	2,237	7,064	6,220
Total Non-Interest Expenses	8,915	7,823	25,987	22,051
INCOME BEFORE PROVISION FOR INCOME TAXES	16,279	9,946	47,588	21,781
PROVISION FOR INCOME TAXES	4,436	2,404	13,413	5,201
NET INCOME	$11,843	$7,542	$34,175	$16,580

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.80	$0.49	$2.42	$1.07
Earnings per share - diluted	0.80	0.49	2.41	1.07
Weighted average shares outstanding - basic	14,743	15,536	14,143	15,515
Weighted average shares outstanding - diluted	14,822	15,536	14,192	15,515
Performance ratios/data:
Return on average total assets	2.87%	2.39%	2.95%	1.76%
Return on average shareholders' equity	17.26%	11.59%	16.95%	8.61%
Net interest income	$25,129	$17,460	$71,985	$42,928
Net interest margin	6.40%	5.88%	6.54%	4.85%
Efficiency ratio	35.17%	44.03%	34.96%	50.31%
Net charge-off (recovery) ratio	0.02%	0.00%	0.03%	(0.03)%

Loan portfolio composition:	September 30, 2023	December 31, 2022
One-to-four family	$5,303	$5,467
Multi-family	175,699	123,385
Mixed-use	28,533	21,902
Total residential real estate	209,535	150,754
Non-residential real estate	20,289	25,324
Construction	1,168,909	930,628
Commercial and industrial	107,963	110,069
Consumer	1,242	546
Gross loans	1,507,938	1,217,321
Deferred loan costs, net	232	372
Total loans	$1,508,170	$1,217,693
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	4,381	-
OREO property	1,456	1,456
Total non-performing assets	$5,837	$1,456

Allowance for credit losses to total loans	0.32%	0.45%
Allowance for credit losses to non-performing loans	108.81%	NA
Non-performing loans to total loans	0.29%	0.00%
Non-performing assets to total assets	0.34%	0.10%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets	13.50%	13.66%
Common equity tier 1 capital to risk-weighted assets	13.16%	13.33%
Tier 1 capital to risk-weighted assets	13.16%	13.33%
Tier 1 leverage ratio	14.70%	16.50%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield

	(In thousands, except yield/cost information)
Loan receivable gross	$1,446,946	$33,757	9.33%	$1,067,835	$18,771	7.03%
Securities	33,754	181	2.14%	45,919	183	1.59%
Federal Home Loan Bank stock	929	18	7.75%	1,238	16	5.17%
Other interest-earning assets	88,156	1,181	5.36%	73,524	414	2.25%
Total interest-earning assets	1,569,785	35,137	8.95%	1,188,516	19,384	6.52%
Allowance for loan losses	(4,404)			(5,467)
Non-interest-earning assets	85,133			81,702
Total assets	$1,650,514			$1,264,751

Interest-bearing demand deposit	$78,768	$522	2.65%	$104,669	$241	0.92%
Savings and club accounts	235,613	1,624	2.76%	233,447	660	1.13%
Certificates of deposit	707,142	7,743	4.38%	264,850	885	1.34%
Total interest-bearing deposits	1,021,523	9,889	3.87%	602,966	1,786	1.18%
Borrowed money	15,631	119	3.05%	21,000	138	2.63%
Total interest-bearing liabilities	1,037,154	10,008	3.86%	623,966	1,924	1.23%
Non-interest-bearing demand deposit	322,213			365,025
Other non-interest-bearing liabilities	16,694			15,557
Total liabilities	1,376,061			1,004,548
Equity	274,453			260,203
Total liabilities and equity	$1,650,514			$1,264,751

Net interest income / interest spread		$25,129	5.09%		$17,460	5.29%
Net interest rate margin			6.40%			5.88%
Net interest earning assets	$532,631			$564,550
Average interest-earning assets to interest-bearing liabilities	151.36%			190.48%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield

	(In thousands, except yield/cost information)
Loan receivable gross	$1,353,446	$91,826	9.05%	$1,018,802	$46,244	6.05%
Securities	39,375	589	1.99%	42,080	485	1.54%
Federal Home Loan Bank stock	1,002	61	8.12%	1,320	49	4.95%
Other interest-earning assets	74,308	2,886	5.18%	117,983	718	0.81%
Total interest-earning assets	1,468,131	95,362	8.66%	1,180,185	47,496	5.37%
Allowance for loan losses	(4,640)			(5,362)
Non-interest-earning assets	83,200			78,536
Total assets	$1,546,691			$1,253,359

Interest-bearing demand deposit	$84,920	$1,433	2.25%	$112,332	$601	0.71%
Savings and club accounts	262,977	5,373	2.72%	217,291	1,340	0.82%
Certificates of deposit	567,378	16,244	3.82%	271,985	2,182	1.07%
Total interest-bearing deposits	915,275	23,050	3.36%	601,608	4,123	0.91%
Borrowed money	16,216	327	2.69%	22,667	445	2.62%
Total interest-bearing liabilities	931,491	23,377	3.35%	624,275	4,568	0.98%
Non-interest-bearing demand deposit	329,993			356,846
Other non-interest-bearing liabilities	16,373			15,422
Total liabilities	1,277,857			996,543
Equity	268,834			256,816
Total liabilities and equity	$1,546,691			$1,253,359

Net interest income / interest spread		$71,985	5.31%		$42,928	4.39%
Net interest rate margin			6.54%			4.85%
Net interest earning assets	$536,640			$555,910
Average interest-earning assets to interest-bearing liabilities	157.61%			189.05%